Calculation of Filing Fee Tables

S-3
(Form Type)

Quantum Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	Other	361,010	$1.13	$407,941	0.0001102	$44.96
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$407,941		$44.96
	Total Fees Previously Paid							—
	Total Fee Offsets							$ —
	Net Fee Due							$44.96

1.This registration statement registers the sale by holders of up to 361,010 shares of common stock, par value $0.01 per share. In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

2.Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq Global Market on December 23, 2022.